Contact: Emily Duncan Investor Relations investorrelations@constellation.com Paul Adams Corporate Communications 410-470-9700 paul.adams@constellation.com FOR IMMEDIATE RELEASE CONSTELLATION URGES SHAREHOLDERS TO REJECT “MINI-TENDER” OFFER BY TRC CAPITAL Securities and Exchange Commission cautions investors about such offers, which are often below market price BALTIMORE (April 6, 2022) — Constellation (Nasdaq: CEG), America’s largest producer of carbon-free energy, is recommending that investors reject a “mini-tender” offer by TRC Capital Investment Corp. (TRC), a Canadian investment firm. Constellation received notification of an unsolicited mini-tender offer by TRC dated April 1, 2022, to purchase up to 2 million shares of Constellation common stock at a price that was 4.26 percent below Constellation’s common stock share price on the Nasdaq Stock Market on the date of the offer. The target number of shares is less than 1 percent (0.61%) of Constellation’s outstanding shares. Constellation does not endorse TRC's mini-tender offer and recommends that its stockholders do not tender their shares in response to the offer because the price is lower than the current market price for Constellation’s shares. Stockholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with the terms of TRC’s offer. The offer is currently scheduled to expire at 12:01 a.m. Eastern Time on May 4, 2022, though TRC may extend the offering period at its discretion. Mini-tender offers typically aim to acquire less than five percent of a company's outstanding shares, thereby avoiding many investor protections, including the disclosure and procedural requirements of the Securities and Exchange Commission (SEC) that apply to larger tender offers under United States securities laws. TRC has a history of making similar mini-tender offers for shares of publicly traded companies. Constellation urges stockholders to obtain current market quotes for their shares, review the conditions to TRC's mini-tender offer, consult with their brokers or financial advisors and exercise caution with respect to this mini-tender offer. Constellation is not associated with TRC, its mini- tender offer or the offer documentation. The SEC has cautioned investors about these offers, noting that some bidders make mini-tender offers at below-market prices, hoping that they will “catch investors off guard if the investors do not compare the offer price to the current market price." The SEC's Tips for Investors regarding mini-tender offers may be found on the SEC's website at www.sec.gov/investor/pubs/minitend.htm. Constellation requests that a copy of this press release be included with all distributions of materials relating to TRC's mini-tender offer. # # # About Constellation Constellation is the nation’s largest producer of carbon-free energy and the leading competitive retail supplier of power and energy products and services for homes and businesses across the United States. Headquartered in Baltimore, its generation fleet powers more than 20 million homes and businesses and is helping to accelerate the nation’s transition to clean energy with more than 32,400 megawatts of capacity and annual output that is 90 percent carbon-free. Constellation has set a goal to eliminate 100 percent of its greenhouse gas emissions by leveraging innovative technology and enhancing its diverse mix of hydro, wind and solar resources paired with the nation’s largest carbon-free nuclear fleet. Constellation’s family of retail businesses serves approximately 2 million residential, public sector and business customers, including three-fourths of the Fortune 100. Learn more at www.constellationenergy.com or on Twitter at @ConstellationEG.